Exhibit 99.1

October 25, 2013

Franklin Financial announces regular 4th Quarter dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.17 per share regular cash dividend for the fourth quarter of 2013.

This compares to a regular quarterly cash dividend of $.17 paid in the third quarter of 2013 and in the fourth quarter of 2012. The quarterly dividend of $.17 per share for the fourth quarter 2013 represents a 4.25% dividend yield based upon the closing price on October 24 of $16.00 per share.

Total regular cash dividends paid during 2013 will be $.68 per share, compared to $.78 per share paid during 2012. The fourth quarter cash dividend will be paid on November 27, 2013 to shareholders of record at the close of business on November 8.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of over $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties in Boiling Springs, Carlisle, Camp Hill, Chambersburg, Greencastle, Hustontown, Marion, Mechanicsburg, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF (OTCQB: FRAF).